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                             SECURED RECOURSE DEMAND
                                 PROMISSORY NOTE

$1,000,000
New York, New York                        September 19, 1996


                  FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, Amati Communications Corporation, a Delaware corporation ("Maker"), hereby unconditionally promises to pay to Chatterjee Management Company, a Delaware corporation ("Investor"), having an address at 888 Seventh Avenue, Suite 3000, New York, New York 10106, ON DEMAND and in immediately available funds at such address or at such other place as may be designated in writing by the holder of this Note, or its assigns, the principal sum of ONE MILLION DOLLARS ($1,000,000). The undersigned also agrees to pay interest at said office in like money at a rate per annum equal to fifteen percent (15%) (computed on the basis of a 360-day year) from the date hereof on the unpaid principal amount hereof until payment thereof. Interest shall accrue daily and shall be payable upon payment in full of the unpaid principal amount hereof. Notwithstanding the foregoing,(i) any amount of principal and (to the extent permitted by law) interest which is not paid when due (whether at stated maturity or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate of seventeen and one-half percent (17.5%) per annum, and (ii) the interest rate borne hereby shall not exceed the maximum rate permitted by applicable law.

                  Capitalized terms used herein that are not defined herein shall have the meanings ascribed thereto in that certain Collateral Assignment and Security Agreement between Investor and Maker dated as of even date herewith (the "Agreement").

                  Maker may prepay this Note in whole or from time to time in part, without premium or penalty.

                  It is expressly understood and agreed that any demand for payment of any amounts owing hereunder may be made by Investor at any time and for any reason whatsoever, regardless of any adverse impact that such demand and accompanying repayment of the Note would have on Maker or any other person. The principal of and accrued and unpaid interest on the Note shall automatically become due and payable in the event the Maker shall file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any state or federal bankruptcy or insolvency law of any jurisdiction, without presentment, demand, protest or further notice of any kind, all of which are hereby waived by the Maker.


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                  If any payment on this Note becomes due and payable on a
Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day with respect to payments of principal, and interest thereon shall be payable during such extension.

                  This Note is binding on Maker and Maker hereby waives presentment, demand, notice and protest and any defense by reason of an extension of time for payment or other indulgences. Failure of the holder hereof to assert any right herein shall not be deemed to be a waiver thereof.

                  This Note is not negotiable and shall not be transferred by Investor without the prior written consent of Maker. Maker may not set off from any amounts due under this Note any amounts due Maker from Investor or its transferees.

                  The Obligations of Maker under this Note are secured by the assignment of the Intellectual Property in accordance with the terms of the Agreement. The Maker shall remain liable for any deficiency if the proceeds of any sale or other disposition of Intellectual Property are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by Investor to collect such deficiency.

                  Maker hereby makes the following representations and warranties to the Investor:

                  (a) Organization and Qualification. Maker is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware, and has the requisite corporate power to own its properties and to carry on its business as now being conducted.

                  (b) Authorization; Enforcement. (i) The Maker has the requisite corporate power and authority to enter into and perform this Note,
(ii) the execution and delivery of this Note by Maker and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of Maker or its Board of Directors or stockholders is required, (iii) this Note has been duly executed and delivered by Maker, and (iv) this Note constitutes the valid and binding obligation of Maker enforceable against Maker in accordance with its terms.

                  (c) No Conflicts. The execution, delivery and performance of this Note by Maker and the consummation by Maker of the transactions contemplated hereby do not and will not (i) result in a violation of Maker's Certificate of Incorporation or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination,


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amendment,  acceleration  or cancellation  of, any agreement,  indenture or instrument to which Maker is a party and is still in effect, or result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree applicable to Maker, or by which any property or asset of Maker is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or prospects of Maker and its subsidiaries, taken as a whole). No consent of any third party is necessary for Maker to consummate the transactions contemplated hereby.

                  This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereof.


                                            AMATI COMMUNICATIONS CORPORATION


                                            By:/s/ Ronald Carlini
                                               Name: Ronald Carlini
                                               Title: VP - Corporate
                                                      Development



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